EXHIBIT 21


         INTERNATIONAL GAME TECHNOLOGY SUBSIDIARIES


              NAME                 JURISDICTION OF INCORPORATION


      International Game Technology               Nevada
      IGT                                         Nevada
      IGT-Colorado Corporation                    Colorado
      IGT-Montana, Inc.                           Montana
      Fortune Advertising and Marketing           Nevada
      IGT-China Management                        Nevada
      IGT-China                                   Nevada
      IGT-NHI Joint Venture Company               Nevada
      Megasports, Inc.                            Nevada
      IGT-(Australia) Pty. Ltd.                   New South Wales, Australia
      Megabucks (Australia) Pty. Limited          New South Wales, Australia
      FSC, Ltd.                                   Ireland
      IGT-(New Zealand) Pty., Ltd.                New Zealand
      IGT-Iceland, Ltd.                           Iceland
      I.G.T-Argentina, S.A.                       Argentina
      IGT-Europe, b.v.                            The Netherlands
      IGT-Japan, k.k.                             Japan
      IGT PNG Pty., Ltd.                          New Guinea
      IGT (Asia) Company Limited                  Hong Kong
      IGT do Brasil Ltda.                         Brazil
      International Game Technology -
        Africa (Pty) Ltd.                         Johannesburg,  South Africa
      IGT Foreign Sales Corporation               Barbados
      International Game Technology Political
        Action Committee, Inc.                    Nevada
      IGT-Burgcon (Panama) Corporation            Panama
      Network One Pty., Ltd.                      New South Wales, Australia
      I.G.T. (Manufacutirng) Pty., Ltd.           New South Wales, Australia